Exhibit 21

GRAYBAR ELECTRIC COMPANY, INC.

LIST OF SUBSIDIARIES

Graybar International, Inc., a Missouri corporation

Graybar Financial Services, Inc., a Missouri corporation

Graybar Management Services, LLC, a Delaware limited liability company

GBE Sub, LLC, a Missouri limited liability company

Graybar Electric Limited, a Nova Scotia corporation

Graybar Canada Limited, a Nova Scotia corporation

Électro-Mag Inc., a Quebec corporation

Distribution Associates, Inc., a Missouri corporation

Graybar Business Services, Inc., a Missouri corporation

Graybar Electric Canada Limited, a Nova Scotia corporation

Graybar Newfoundland Limited, a Newfoundland and Labrador corporation

Graybar Energy Limited, an Ontario corporation

Advantage Industrial Automation, Inc., a Georgia corporation

Cape Electrical Supply LLC, a Delaware limited liability company

Lab Development, LLC (d/b/a Connexion), an Illinois limited liability company

St. Louis-Metro Electrical Supply, Inc., a Missouri corporation

Shingle & Gibb Automation, LLC, a Delaware limited liability company

Steven Engineering Incorporated, a California corporation

Process Distribution Group, a California corporation

Valin Corporation, a California corporation

USAutomation, a California corporation

Shepherd Electric Company, LLC, a Maryland limited liability company

Shepherd Electric Supply of Washington D.C., LLC, a Delaware limited liability company

Blazer Electric Supply Management Co., a Colorado corporation

Blazer Electric Supply Co. of Colorado Springs, a Colorado corporation

Blazer Electric Supply Co. of Pueblo, a Colorado corporation

American Electric Supply, LLC, a Delaware limited liability company

Broken Arrow Electric Supply, LLC, an Oklahoma limited liability company

Samson Electrical Supply Co., LLC, a Delaware limited liability company